Exhibit (m)(30)

Trust NETWORKING Agreement

This Trust Networking Agreement (the “Agreement”) is entered into as of this 17th day of March, 2017, by and between GMO Series Trust, with its principal place of business at 40 Rowes Wharf, Boston, MA 02110 (“Fund”) and Ascensus Trust Company with its principal place of business at 1655 43rd Street South, Suite 100, Fargo, ND 58103 (“Trust Entity”).

As used in this Agreement, the following terms shall have the following meanings, unless a different meaning is clearly required by the contexts:

“Fund” shall mean either the open-end investment company (together with one or more series or portfolios, collectively the “Funds”) ..

“Client-shareholders” shall mean those benefit plans and investment accounts, including retirement plans and health savings accounts (collectively, the “Plans”) which, in order to facilitate the purchase and redemption of shares of the Funds by such Plans and their Participants (“Participants”) , have entered into agreements with Trust Entity to hold their respective interests in the Fund(s) through one or more accounts in the Fund(s) (individually an “Account” and collectively, the “Accounts”) on behalf of the Plans and the Participants.

Each reference in this Agreement to a Party shall refer to Trust Entity, Fund, the Funds or Client-shareholders as the context so requires regardless of whether defined by other terms in the Agreement.

WHEREAS, the Trust Entity is a trust company, which acts as custodian and holder of the Accounts and possesses the authority to act on behalf of the Client-shareholders;

WHEREAS, both Fund’s agent and Trust Entity are members of the National Securities Clearing Corporation (the “NSCC”) or otherwise have access to the NSCC’s NETWORKING system (“NETWORKING”) through a registered clearing agency and to the NSCC’s Mutual Fund Settlement Entry and Verification system or its Defined Contribution Clearing and Settlement service (“Fund/SERV”);

WHEREAS, NETWORKING permits the transmission of Client-shareholder data between the Trust Entity and the Fund pursuant to Trust Level processing established by the NSCC; and

WHEREAS, the Fund and the Trust Entity desire to participate in NETWORKING with each other pursuant to Trust Level processing.

NOW, THEREFORE, the Fund and the Trust Entity hereby agree as follows:

I. OBLIGATIONS OF THE FUND AGENT

1. Transactions Subject to NETWORKING. For each Client-shareholder account opened or maintained pursuant to NETWORKING (“NETWORKING Accounts”), the Fund or its agent shall accept, and effect changes in its records upon receipt, instructions, communications and actions from the Trust Entity electronically through NETWORKING without supporting documentation from the Client-shareholder. The Fund shall be responsible for processing any such instructions, communications or actions from the Trust Entity and for executing the Trust Entity's instructions in a timely manner according to the NSCC rules and procedures for Trust Level Processing

2. Performance of Duties. The Fund shall perform any and all duties, functions, procedures and responsibilities assigned to it pursuant to Trust Level Processing and as otherwise established by the NSCC. The Fund shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Agreement. The Fund shall conduct each of the foregoing activities in a competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC rules and procedures relating to NETWORKING; and (b) the then-current prospectuses and statements of additional information of the Funds.

3. Accuracy of Information, Transmissions Through, and Access to NETWORKING. Any information provided by the Fund or its agent to the Trust Entity through NETWORKING and pursuant to this Agreement shall be accurate, complete, and in the format prescribed by the NSCC. The Fund shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through NETWORKING and to limit the access to, and the inputting of data into, NETWORKING to persons specifically authorized by the Fund.

4. Tax Statements. The Fund shall provide to the Trust Entity in a timely manner the information regarding the Funds to be included in Client-shareholder tax statements for the period during which NETWORKING Account was maintained under Trust Level Processing at any time during a taxable year.

5. Notice of Prospectus and Statement of Additional Information Revisions. The Fund Agent shall provide the Trust Entity with reasonable notice of any material revisions to the Funds’ prospectuses and statements of additional information as are necessary to enable the Trust Entity to fulfill its obligations under this Agreement.

6. Redemption Orders. With respect to Matrix Level I and III Accounts, Fund will reject any redemption order issued by a Client-shareholder directly to Fund or the Funds. Fund shall not be liable for any market loss resulting from such rejection absent its own negligence.

7. Registration of Accounts. Notwithstanding anything to the contrary contained herein, Fund may reject any account registration that, in its sole determination, fails to conform to its or the Fund’s policies for registration of accounts or applicable law.

2

II. OBLIGATIONS OF THE TRUST ENTITY

1. Performance of Duties. The Trust Entity shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC. The Trust Entity shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Agreement. The Trust Entity shall conduct each of the foregoing activities in a competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC rules and procedures relating to NETWORKING — Trust Level Processing, and (b) the then current prospectuses and statements of additional information of the Funds. The Trust Entity does not and will not provide investment, tax, legal or accounting advice, and will not provide marketing or distribution services.

2. Accuracy of Information, Transmissions Through, and Access to NETWORKING. Any information provided by the Trust Entity to the Fund or its agent through NETWORKING and pursuant to this Agreement shall be accurate, complete, and by electronic transmission and any other medium that Fund reasonably requests. All instructions, communications and actions by the Trust Entity regarding each NETWORKING Account shall be true and correct and will have been duly authorized by the Client-shareholder. The Trust Entity shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through NETWORKING and to limit the access to, and the inputting of data into, NETWORKING to persons specifically authorized by the Trust Entity.

3. Information Relating to NETWORKING Accounts. For each NETWORKING Account, the Trust Entity shall provide the Funds and the Fund with all information necessary or appropriate to establish and maintain each NETWORKING Account (and any subsequent changes to such information) which the Trust Entity hereby certifies, to the best of its knowledge is true and correct. The Trust Entity shall maintain documents required by the Funds or by applicable law, rules and regulations to verify the relevant information regarding each NETWORKING Account.

4. Client-shareholder Instructions Regarding NETWORKING Accounts. Unless otherwise prohibited by law, upon receipt of appropriate instructions from a Client-shareholder, the Trust Entity shall promptly execute the Client-shareholder’s instructions to terminate the maintenance of the Client-shareholder’s account through Trust Level NETWORKING.

5. Shareholder Reports and Other Documents; Solicitation of Proxies. Notwithstanding anything in this Agreement to the contrary, it is hereby understood and acknowledged that Trust Entity shall have no responsibility whatsoever to deliver to any Client-shareholder or Participant any report or other document. However, Trust Entity will provide Client-shareholders and Participants with access to Fund prospectuses and fact sheets either by providing access through (i) a website on which such documents are available; (ii) a link to such documents; and/or (iii) a link to a website maintained by the Funds at which such documents are available. Trust Entity will, upon Fund’s request, provide to Fund the names and addresses of Client-shareholders and Participants to enable Fund to distribute such documents to Client-shareholders and Participants if Fund desires.

3

6. Statement Generation. Any information provided by the Fund to the Trust Entity electronically through NETWORKING and pursuant to this Agreement, shall satisfy the delivery obligations as outlined by SEC Rule 10b-10 and, as such, the Fund has the informed consent of the Trust Entity to suppress the delivery of this information using paper-media. In the event the Client-shareholder has requested an interested party statement, paper-media may be required for the interested party.

III. INDEMNIFICATION

1. Fund. The Fund shall indemnify and hold harmless the Trust Entity, and each of the Trust Entity’s divisions, subsidiaries, affiliates, and the directors, officers, agents, employees and assigns of each of the foregoing against and from any and all demands, damages, liabilities, and losses, or any pending or completed actions, claims, suits, complaints, proceedings, or investigations (including reasonable attorneys fees and other costs, including all expenses of litigation or arbitration, judgments, fines or amounts paid in any settlement consented to by the Fund) to which any of them may be or become subject to as a result or arising out of (a) any negligent act or omission by the Fund relating to NETWORKING except to the extent the Trust Entity has acted negligently; (b) any material breach of the Fund’s representations or warranties contained in this Agreement; (c) the Fund’s material failure to comply with any of the terms of this Agreement; or (d) the Trust Entity’s acceptance of any transaction or account maintenance information from the Fund through NETWORKING.

2. Trust Entity. The Trust Entity shall indemnify and hold harmless the Funds, the Funds’ custodian, the Funds' underwriter, the Funds' investment advisor, the Funds’ transfer agent/shareholder servicing agent and Fund, each of their affiliated companies, and all of the divisions, subsidiaries, directors, trustees, officers, agents, employees and assigns of each of the foregoing against and from any and all demands, damages, liabilities, and losses, or any pending or completed actions, claims, suits, complaints, proceedings, or investigations (including reasonable attorneys fees and other costs, including all expenses of litigation or arbitration, judgments, fines or amounts paid in any settlement consented to by the Trust Entity) to which any of them may be or become subject to as a result or arising out of (a) any negligent act or omission by the Trust Entity, relating to NETWORKING; (b) any material breach of the Trust Entity’s representations or warranties in this Agreement; (c) the material failure of the Trust Entity to comply with any of the terms of this Agreement; or (d) the Fund’s acceptance of any transaction or account maintenance information from the Trust Entity through NETWORKING to the extent that Trust Entity negligently or willfully delivered inaccurate information or failed to deliver information in good order.

3. Limitation of Damages. Notwithstanding anything in this Agreement to the contrary, no Party shall be liable to the other for any consequential, special, indirect or punitive damages, liabilities or losses, even if advised of the possibility thereof.

4. Notice and Opportunity to Defend. If any action, suit, proceeding, or investigation is initiated, or any claim or demand is made, against any Party indemnified hereto with respect to which such Party (“Indemnified Party”) may make a claim against any other Party hereto (“Indemnifying Party”) pursuant to this Section III, then the Indemnified Party shall give prompt written notice of

4

such action, suit, proceeding, investigation, claim or demand to the Indemnifying Party. Thereafter, the Indemnifying Party shall have the opportunity, at its own expense and with its own counsel, to defend or settle such action, suit, proceeding, investigation, claim or demand; provided, however, that: (a) the Indemnifying Party shall keep the Indemnified Party informed of all material developments and events relating to such action, suit, proceeding, investigation, claim or demand; (b) the Indemnified Party shall have the right to participate, at its own expense in the defense of such action, suit, proceeding, investigation, claim or demand and shall cooperate as reasonably requested by the Indemnifying Party in the defense thereof; and (c) the Indemnifying Party shall not settle such action, suit, proceeding, investigation, claim or demand without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

IV. MISCELLANEOUS

1. Effective Date of Agreement. This Agreement shall become effective on the date first above written.

2. NSCC Provisions. NSCC rules and procedures relating to NETWORKING shall govern any matter in which any provision contained in this Agreement conflicts with any such NSCC rule or procedure; provided however, this Paragraph 2 shall not prohibit modifications to the NSCC’s Trust Level Processing that are agreed to by the Parties.

3. Conversion to NETWORKING. If the Trust Entity, as part of its conversion to NETWORKING, requires that outstanding certificates be deposited with any of the Funds or that street name house accounts be divided into individual accounts, the Trust Entity shall submit to the Fund a “Conversion Plan” and shall obtain prior written consent from the Fund for the Conversion Plan. The Conversion Plan shall detail volumes for certificates or individual accounts, procedures for processing, documentary requirements, procedures and reasonable time frames for resolving discrepancies, and such other matters, including the classes of Client-shareholder accounts eligible for NETWORKING, and ongoing procedures for the entry and removal of individual accounts to and from NETWORKING. The Fund will assist the Trust Entity in formulating the Conversion Plan.

4. Reconciling to Fund Records. The official records of each NETWORKING Account shall be as determined by the Fund. The Trust Entity and the Fund shall reconcile any differences between the Trust Entity’s records and the Fund’s records. The Trust Entity and the Fund shall each designate liaison personnel to communicate, control and execute any required corrections or reconciliations with respect to any NETWORKING Account. In the event of any discrepancy between the records of the Trust Entity and the Fund regarding a NETWORKING Account, the records of the Fund shall control pending resolution of the discrepancy.

5. Fund Shares Held on Behalf of Trust Entity Clients. All Fund Shares held by the Trust Entity on behalf of a Client-shareholder of the Trust Entity shall be carried in a custody account for the exclusive benefit of Client-shareholders of the Trust Entity and shall not be subject to any right, charge, security interest, lien or other claim against the Trust Entity in favor of the Funds or the Fund.

6. Overpayments. In the event any overpayment is made to the Trust Entity by the Fund,

5

the Trust Entity shall use commercially reasonable efforts to cooperate with Fund to collect from the applicable Participant the amount of such overpayment and remit it to Fund, after Trust Entity receives written notice from Fund of such overpayment. In the event any overpayment is made to the Fund by the Trust Entity the Fund shall promptly repay such overpayment to the Trust Entity after the Fund receives notice of such overpayment.

7. Termination. This Agreement shall continue in effect until terminated. The Fund or Trust Entity may terminate this agreement at any time by written notice to the other 30 days prior to the termination date, but such termination shall not affect the payment or repayment of fees on transactions, if any, prior to the termination date. Termination also will not affect the indemnities given under this Agreement.

8. Conflicting Agreements. Except with respect to the provisions of this Agreement contained in Paragraphs 3 and 11, of this Section IV, any provision of any agreement or other understanding between the Fund and the Trust Entity relating to NETWORKING that is inconsistent with this Agreement shall be null and void. Nothing contained in this Agreement, however, shall be construed to limit or restrict either Party’s compliance with any law, regulation or order to which the Party is subject or to prevent the Parties from supplementing this Agreement by agreeing to additional duties, obligations, representations, warranties and/or higher standards of care with respect thereto.

9. Assignment. Neither the Fund nor the Trust Entity may assign this Agreement without the prior written consent of the other Party, and any attempted assignment without such consent shall be null and void; provided, however, a change in control of either Party shall not constitute an assignment of this Agreement Notwithstanding anything in this Agreement to the contrary, the Trust Entity shall have the right to delegate some or all of its services set forth in this Agreement.

10. Headings; Entire Agreement. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement, including any document explicitly incorporated herein by reference and any written supplemental agreement between the Fund and the Trust Entity, shall contain the full understanding of the Parties with respect to the subject matter hereof and shall supersede any other previous agreement or understanding of the Parties relating thereto. No waiver, alteration or modification of any of the provisions hereof shall be binding unless in writing and signed by duly authorized representatives of the Fund and the Trust Entity. Neither the course of conduct between the Parties nor trade usage shall act to modify or alter the provisions of this Agreement.

11. Law. This Agreement shall be governed by and its provisions shall be construed in accordance with the laws of the State of New York without regard to conflicts of laws principles.

12. Severability. If any provision of this Agreement is held to be invalid, the remaining provisions of the Agreement shall continue to be valid and enforceable.

13. Notice. Any notice or amendment required or permitted hereunder shall be in writing and

6

shall be given by personal service, mail, or facsimile to the other Party at the address set forth below (or such other address as a Fund Party or the Trust Entity may specify by written notice to the other). Notice shall be effective upon receipt if by mail, on the date of personal delivery (by private messenger, courier service or otherwise), or upon receipt of facsimile, whichever occurs first at:

Trust Entity: Ascensus Trust Company

P.O. Box 10758

Fargo, ND 58106

Attn: Mutual Funds

With a copy to:

ASCENSUS, INC.

165 Passaic Avenue

Fairfield, NJ 07004

Attn: General Counsel

Fund:     GMO Series Trust

40 Rowes Wharf

Boston, MA 02110

Attn: Shareholder Services with a copy to the General Counsel

14. Waiver. The failure of a Party to insist upon strict adherence to any provision of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such Party of the right thereafter to insist upon strict adherence to that provision or any other vision of this Agreement. Any waiver must be in writing signed by the waiving Party.

15. Force Majeure. Neither Party will be liable to the other for any delay or failure in performance caused by acts beyond the non-performing Party’s control, including without limitation acts of God or public enemy, act of any military, civil or regulatory authority, act of terrorism, change in any law or regulation, fire, flood, tornado, earthquake or storm, or other like event, disruption or outage of communications, power or other utility or labor strikes..

16. Confidentiality. Each Party shall treat confidentially the terms and conditions of this Agreement and all information provided by each Party to the other regarding its business and operations and all information provided by each Party to the other pursuant to this Agreement. All confidential information provided by a Party hereto shall be used by any other Party hereto solely for the purpose of rendering or obtaining services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party without the prior written consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, that is known to the receiving party prior to entering into this Agreement, is received from some other source not a party to this Agreement or is required to be disclosed by or to any regulatory authority, any auditor of the parties hereto, or by judicial or administrative process or otherwise by applicable law.

7

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first above written.

GMO Series Trust*

By:	/s/ Megan Bunting
Title:	V.P. and Asst Clerk
Date:	3/17/17

*GMO Series Trust is a Massachusetts business trust and a copy of the Agreement and Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts. Notice is hereby given that this Agreement is executed on behalf of the Trustees of GMO Series Trust as Trustees and not individually, and that the obligations of or arising out of this Agreement with respect to each series of GMO Series Trust are not binding upon any of the Trustees or shareholders individually, but are binding upon the assets and property of that series.

Ascensus Trust Company

By:	/s/ Laura Sherry
Title:	V.P.
Date:	3/17/2017

8